Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of June 30, 2024. The following table provides a breakdown of the major components of our Net Asset Value as of June 30, 2024 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $415,898)	$424,604
Cash and cash equivalents	96,836
Other assets	10,545
Distribution payable	(3,229)
Other liabilities	(10,353)
Accrued performance fee	(1,088)

Net Asset Value	$517,315

Number of outstanding shares	19,920,879

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of June 30, 2024 ($ in thousands, except shares and per share data):

Net Asset Value per share	Series I A-II Shares	Series I F-I Shares	Series I V Shares	Series I E Shares	Series II A-II Shares	Series II F-I Shares	Series II V Shares	Series II E Shares	Total
Monthly Net Asset Value	$125,154	$6,542	$1	$76	$382,381	$2,989	$1	$171		$517,315
Number of outstanding shares	4,829,231	253,158	40	2,915	14,713,563	115,345	40	6,587		19,920,879
Net Asset Value per share as of June 30, 2024	$25.92	$25.84	$25.00	$25.94	$25.99	$25.92	$25.00	$26.01	$